Gibraltar

Third-Quarter 2005

Earnings Conference Call Script

October 27, 2005

Final

KEN

Thank you, Andrea.

We want to thank everyone for joining us on today’s call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our third-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I’d like to turn the call over to Gibraltar’s Chairman and Chief Executive Officer, Brian Lipke.

Brian.

BRIAN

Good afternoon, everyone.  On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us on the call today.

I’m going to give you a general overview of the quarter and talk a little about our four recent acquisitions. Dave Kay will discuss our financial results. And Henning will look at the company from an operating perspective. After that, we’ll open the call up to any questions you may have.

On our second-quarter conference call, we said that we would experience margin pressure in the third quarter, especially in our Processed Metal Products segment, as we brought our inventory costs and selling prices into better alignment.

As the third quarter came to an end, our margins began to stabilize as we worked through the higher-cost inventory that was on hand going into the quarter. We anticipate a continuing pattern of improving margins in the fourth quarter and beyond.

We also said that we would continue to reduce our inventories, which we have now driven down for seven months in a row, and which we reduced by $35 million in the third quarter and by $67 million over the last six months. We expect to make additional reductions during the fourth quarter, although our inventories are nearing our targeted levels.

As a result of our inventory-reduction efforts and solid earnings, we paid down approximately $20 million in debt during the third quarter, even after spending approximately $28 million on acquisitions.

As we’ve noted on each of our recent conference calls, Gibraltar is intensely focused on improving cash flow, which will allow us to fund more of our growth internally. Our ability to reduce our debt by approximately $65 million during the last six months is clear evidence that we are accomplishing this goal.

As we work to continue to strengthen the Company’s performance – generating higher and more consistent margins, cutting costs, improving our operating efficiency and cash flow, and producing higher returns on invested capital – we also continue to focus on growing Gibraltar through internal growth initiatives and acquisitions.

In the last six weeks, we announced the completion of four acquisitions that will make Gibraltar an even stronger company. They will further expand our product offerings and channels of distribution, diversify our customer base, extend our geographic reach, and move a greater share of our business into higher-margin areas.

Before I turn the call over to Henning and Dave, let me make a few comments about each of our recent acquisitions.

AMICO, which had 2004 sales of approximately $285 million, was our largest acquisition to date at a purchase price of approximately $240 million. It is consistent with Gibraltar’s strategy of operating in niche markets where we can be a market leader.

AMICO is the clear leader in each of its three major product categories – metal bar grating, expanded metal, and metal lath – which comprise more than 75% of its sales. It also has strong positions in a number of other categories as well. Because AMICO is the leader in a number of fragmented and expanding markets, it is well positioned for continued growth, and we expect the business to grow organically at roughly two times GDP. You can learn more about AMICO’s products at the Gibraltar Web site.

AMICO’s gross and operating margins are in line with – or above – Gibraltar’s longstanding targets, and there are good opportunities for synergistic margin improvements, both through purchasing and operations.

An example of possible synergies would be most evident in purchasing. The acquisition of AMICO moves our annual steel purchases towards 1 million tons, which would represent approximately 2% of total U.S. flat-rolled steel production, making Gibraltar a more important customer to our suppliers.

There is also very little customer overlap between AMICO and Gibraltar’s existing building products operations. This not only expands our opportunities, it also spreads our risks. Approximately 2/3 of AMICO’s sales go to the commercial and industrial building products markets, areas where we had very little participation before this acquisition. With AMICO adding approximately 8,000 new customers to Gibraltar’s base, there are numerous opportunities for cross selling.

Importantly, we were able to acquire AMICO near the lower end of our historic acquisition valuation range – which is 4 to 7 times trailing EBITDA, before operating synergies.

In mid September, we acquired the Gutter Helmet product line, which last year had sales of approximately $16 million. Gutter Helmet broadens our range of rain-carrying products and accessories and gives us a leadership position in this market. This is a product category where we see significant growth opportunities.

Later in September, we purchased a facility that manufactures copper powder in Suzhou, China for sale to Chinese customers. This is an extension and a strategic complement to the U.S.-based SCM operations, which we acquired last year. Now that we have this on-the-ground presence in the center of the rapidly growing Chinese industrial market, we are better positioned to serve current and potential customers in all three of our business segments.

And earlier this month, we announced the acquisition of American Wilcon Plastics, a manufacturer of plastic-injection molded products for two Gibraltar companies and a number of other customers. American Wilcon strengthens our capabilities in this manufacturing area, gives us the ability to consolidate these activities, make process improvements, improves our efficiency and output, and lowers our costs.

These four acquisitions – together with our existing operations – give us annualized sales approaching $1.5 billion, moving us much closer to our goal of $2 billion in annual sales by 2009, or sooner. More importantly, these acquisitions enhance our ability to produce steady and sustainable improvements in our margins, cash flow, and profitability.

At this point, I’ll turn the call over to Dave and Henning, who will provide a more detailed review of our third-quarter results, and give you a better sense of our outlook for the rest of the year.

Dave.

DAVE

Thanks, Brian.

Sales from continuing operations were $282 million in the third quarter, and increased by approximately 5% from a year ago. In the first nine months of 2005, sales were $844 million, an increase of approximately 17% when compared to the first nine months of 2004.

Net income from continuing operations in the third quarter amounted to $12.7 million, compared to $15.8 million in the third quarter of 2004. During the first nine months of 2005, net income from continuing operations was $39.3 million, compared to $40.3 million in the first nine months of 2004.

Earnings per share from continuing operations in the third quarter of 2005 amounted to $.43 a share, compared to $.53 in the third quarter of last year. This is the midpoint of the range of $.40 to $.45 we provided during our last conference call.

During the first nine months of 2005, earnings from continuing operations were $1.32 per share, compared to $1.37 in the first nine months of 2004.

Selling, general, and administrative expenses amounted to $28.9 million, or 10.3% of sales, during the quarter, compared to $31.6 million, or 11.8% of sales, in the third quarter of last year.

Our equity partnerships generated a loss of $820,000 during the quarter, compared to a $1.8 million profit in the third quarter of last year.  This decrease results primarily from the operations at the Duferco Farrell joint venture, which continued to be negatively impacted by the steel pricing situation and a very competitive market place.

Interest expense during the quarter declined to $3.4 million from $3.5 million in the third quarter of 2004. This resulted primarily from lower overall borrowing levels, partially offset by higher interest rates.

Our net return on sales was 4.5% for the quarter, compared to 5.9% in the third quarter of 2004.

From a cash flow perspective, we generated EBITDA of $30.5 million during the third quarter and nearly $95 million year to date.

As Brian mentioned, we further reduced our inventories by $35 million during the quarter. On a consolidated basis, we turned our inventories at 5.2 times, the same as in the third quarter of 2004.

Average days sales outstanding in receivables were 52 in the quarter, down slightly from 53 days a year ago.

During the quarter, we spent approximately $27.5 million dollars on acquisitions, the largest of which was Gutter Helmet.

Capital spending came in at $4.4 million for the quarter, and year-to-date capital spending amounted to $14.8 million.  In total, we expect to spend somewhere in a range of $20 to $23 million in capital spending during 2005. Approximately $1.5 million in dividends were also paid out during the quarter.

We were able to reduce our debt under our revolving credit agreement by $19.7 million, bringing our total debt repayments for the year to approximately $57 million. At September 30th, our long-term debt-to-total-capital ratio stood at approximately 32%.

As previously mentioned, we closed on the AMICO acquisition on October 3rd. With a purchase price of $240 million, it is the largest single acquisition in Gibraltar’s history.

As we discussed on the conference call we held last month to announce the AMICO transaction, this acquisition, because of its size, complexity, and financing requirements, required us to prepay approximately $115 million of Senior Secured Private Placement notes.  The make-whole and early-redemption penalties on these repayments amounted to approximately $6.8 million gross, $4.1 million net of tax, or around 14 cents a share.  These charges will be reflected in our fourth-quarter results.

We also repaid approximately $26 million of seller-financing debt from a previous acquisition. There were no pre-payment or make-whole penalties in connection with this repayment.

Funds to close on the AMICO transaction and make the debt repayments were provided from a $300-million temporary credit facility provided by a consortium of banks and borrowings under our revolving credit facility.  As part of these new borrowing arrangements, we upsized the limits of our revolving credit facility during September from $250 million to $300 million.

We are now preparing to replace these temporary financing measures with a more permanent, long-term structure. We anticipate deciding on an appropriate structure within the next several weeks and are currently targeting having a new structure in place before the end of the year.

Our goal is to put a structure in place that is more appropriate to our larger size, but one that will still provide us with the flexibility we need to take the business forward, pursuing not only internal, but external growth opportunities.

Now I will turn the call over to Henning for a more detailed analysis of operations.

HENNING

Thanks, Dave.

As Dave mentioned, our net sales from continuing operations were $282 million in the third quarter, up 5.5% from a year ago.

Our gross margin of 19.1% was down by approximately 3.1 percentage points from the third quarter of 2004, a result of the phasing of higher material cost, primarily steel inventory in our Processed Metals Group.  Our operating margin of 8.9% decreased by only 1.5 percentage points from the third quarter of 2004, driven by the lower gross margins, partially offset by lower SG&A costs.

Looking at the results in our three segments, Building Products had a net sales increase from continuing operations of 13.8% to $149 million.  The growth was the result of continued strong market demand, coupled with the leverage created by our leading market share position. Gross margins were 25.7%, in line with our expectations but down 1.9 percentage points from the year-ago quarter driven by  higher material costs, particularly steel, aluminum, and plastic. The operating margin was 15.6%, down only ½ a percentage point from 16.1% in the third quarter of 2004, a function of the lower gross margin offset by increased SG&A efficiencies.

Our Processed Metal Products segment’s sales were $106 million, down 4.2% from a year ago,   primarily a result of lower industry market prices, but demand on a unit volume basis remained strong and in line with our expectations. Our gross margin was 9.1%, down from 16.4% in the previous year, and the operating margin was 4.5%, down from 11.3% in the third quarter of 2004, a result of falling selling prices coupled with higher-cost steel inventory. Current inventory costs are becoming synchronized to normalized margin levels. Margin compression was most notable in the service center business component, with moderation in other Processed Metals businesses.

Our Thermal Processing segment had sales of $27 million, an increase of 5.4% compared to the third quarter of 2004.  Gross margins at 21.2% were flat with the third quarter of 2004, despite rising energy costs. Operating margins were 12.8% in the third quarter of 2005, up 2.6 percentage points from 10.2% in the third quarter of 2004. The increase in operating margins was due to mix and improved SG&A efficiencies.

At this point, let me provide some commentary on our outlook for the balance of the year.

The fourth quarter is historically the slowest period for Gibraltar, a result of holidays and plant shutdowns in the automotive industry and seasonal slowing in the building industry. We expect our sales and earnings this year will follow previous fourth-quarter trends.

As we’ve discussed, steel cost volatility and competitive pricing pressures in our Processed Metal Products business, coupled with rising energy costs and its impact on our Thermal Processing operations, pose fourth-quarter challenges.

However, the continuing strength of our business portfolio, particularly our building products business, and ongoing productivity improvements in all our businesses provide the ingredients for continued growth and profitability.

In light of all of these considerations, we expect our fourth-quarter EPS from continuing operations before any non-recurring charges, will be in the range of $.30 to $.35, compared to $.32 in the fourth quarter of 2004, barring a significant change in business conditions.

Looking ahead to next year and beyond, Gibraltar will continue to benefit from its unique market position and leadership. The company will continue its focus on continuous improvement and organic growth.

In addition, as Brian mentioned earlier, we added four acquisitions in 2005, broadening our market participation and strengthening our total operations, which bolsters our ability to provide consistent performance, as we have over the last 12 years in spite of economic and material pricing volatility.

At this point, I’ll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to any questions that you have, let me make a few closing comments.

We have profitably grown the business – both organically and through 26 acquisitions – by an average of 19% per year over the past decade. We have diversified and strengthened our operations, which has enabled us to deliver more consistent and improving margins since our Initial Public Offering in 1993.

In spite of record volatility in the price of steel, near-record energy costs, and weather-related disruptions to parts of our business, Gibraltar delivered another solid performance in the third quarter, another example of how our strategy is moving us away from our past as a commodity steel processor and towards being a value-added diversified manufacturer.

With our four most recent acquisitions – and the steps we are taking to improve the performance of all of our existing operations – we continue to position the company for even stronger results in 2006 and beyond.

We will enter 2006 as a much larger, much stronger company, better positioned to generate a consistent pattern of sales, earnings, and cash flow growth.

That covers our prepared comments for today. At this point, we’ll open the call for any questions that any of you may have.

Q & A Session

Thank you for joining us this afternoon, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.

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